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                                                                   Exhibit 12.01


                   VALERO ENERGY CORPORATION AND SUBSIDIARIES
      STATEMENTS OF COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES AND
       RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (MILLIONS OF DOLLARS, EXCEPT RATIOS)


                                                                        YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------------------------------
                                                  2003            2002            2001            2000            1999
                                               ----------      ----------      ----------      ----------      ----------
RATIO OF EARNINGS TO FIXED CHARGES:
Earnings:
Income from continuing operations
   before income tax expense,
   minority interest in net income of
   Valero L.P., distributions on preferred
   securities of subsidiary trusts and
   income from equity investees ..........     $    980.8      $    191.5      $    913.0      $    530.4      $     17.9
Add:
   Fixed charges .........................          395.5           408.9           143.2           114.6            80.2
   Amortization of capitalized interest ..            6.2             5.7             5.3             5.1             5.2
   Distributions from equity investees ...           26.5             4.8             2.8             9.2             4.0
Less:
   Interest capitalized ..................          (26.3)          (16.2)          (10.6)           (7.4)           (5.8)
   Distributions on preferred securities
     of subsidiary trusts ................          (16.8)          (30.0)          (13.4)           (6.8)             --
   Minority interest in net income of
     Valero L.P. .........................           (2.4)          (14.1)             --              --              --
                                               ----------      ----------      ----------      ----------      ----------
Total earnings ...........................     $  1,363.5      $    550.6      $  1,040.3      $    645.1      $    101.5
                                               ==========      ==========      ==========      ==========      ==========

Fixed charges:
   Interest expense, net .................     $    261.3      $    285.7      $     88.5      $     76.3      $     55.4
   Interest capitalized ..................           26.3            16.2            10.6             7.4             5.8
   Rental expense interest factor (1)  ...           91.1            77.0            30.7            24.1            19.0
   Distributions on preferred securities
     of subsidiary trusts ................           16.8            30.0            13.4             6.8              --
                                               ----------      ----------      ----------      ----------      ----------
Total fixed charges ......................     $    395.5      $    408.9      $    143.2      $    114.6      $     80.2
                                               ==========      ==========      ==========      ==========      ==========

Ratio of earnings to fixed charges .......           3.4x            1.3x            7.3x            5.6x            1.3x
                                               ==========      ==========      ==========      ==========      ==========

RATIO OF EARNINGS TO FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS:

Total earnings ...........................     $  1,363.5      $    550.6      $  1,040.3      $    645.1      $    101.5
                                               ==========      ==========      ==========      ==========      ==========

Total fixed charges ......................     $    395.5      $    408.9      $    143.2      $    114.6      $     80.2
Preferred stock dividends ................            6.8              --              --              --              --
                                               ----------      ----------      ----------      ----------      ----------
Total fixed charges and
   preferred stock dividends .............     $    402.3      $    408.9      $    143.2      $    114.6      $     80.2
                                               ==========      ==========      ==========      ==========      ==========

Ratio of earnings to fixed charges
   and preferred stock dividends .........           3.4x            1.3x            7.3x            5.6x            1.3x
                                               ==========      ==========      ==========      ==========      ==========



(1) The interest portion of rental expense represents one-third of rents, which is deemed representative of the interest portion of rental expense.